CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
NewSouth Bancorp, Inc.


We consent to the incorporation by reference in this registration statement of NewSouth Bancorp, Inc. on Form S-8, regarding Home Savings Bank, SSB Employees' Savings and Profit Sharing Plan and Trust, of our report dated October 18, 1996, on our audits of the consolidated financial statements of Home Savings Bank, SSB as of September 30, 1996 and 1995, and for the three years then ended, which report was included in the Prospectus for the common stock of NewSouth Bancorp, Inc. and incorporated by reference herein. We also consent to the reference to our firm under the caption "Experts."




/s/ Coopers and Lybrand L.L.P.

COOPERS AND LYBRAND L.L.P.


Raleigh, North Carolina
February 18, 1997